Contact:
Rolf Gatlin
Public Relations
210.308.1268
rmgatlin@usfunds.com

                                                           For Immediate Release

              U.S. Global Investors' Revenues Increase 30.8 Percent
                                 Year-Over-Year
           Assets under management grow 31.9 percent year-over-year.

********************************************************************************

SAN ANTONIO - September 28, 2005 - U.S. Global Investors, Inc. (NASDAQ: GROW) (the Company), a boutique registered investment advisory firm, today announced the results of operations for the fiscal year ending June 30, 2005. The Company posted net income of $1,446,471, or $0.19 per share, compared to a net income of $2,166,642, or $0.29 per share, for the 2004 fiscal year. Revenues for the fiscal year ending June 30, 2005 were approximately $16.98 million, 30.8 percent higher than the fiscal year 2004.

"The biggest driver behind this significant increase in revenue is the substantial asset growth in the natural resource and foreign equity funds managed by the Company," says Frank Holmes, Chief Executive Officer of U.S. Global Investors.

However, the increased costs of compliance for the mutual fund industry, asset-driven increases in sub-advisory fees and distribution costs through third-party platforms, and a higher effective tax rate status have impacted the Company's profit margins.

On a positive note, cash and investments on the balance sheet increased by 28.0 percent, or $1.6 million, to $7.3 million, even though the cash paid for income taxes increased 22-fold over the past year from $29,000 to $645,000. This increase in taxes paid resulted from the Company fully utilizing its tax net operating loss carryforwards in fiscal year 2004.

"Our strategy is in place to align our profit margins with the industry norm and to remain competitive so we can hire the best talent and acquire the best technology," continues Holmes. "We are expanding the focus of our unique skills and proprietary investment systems to include other pools of capital where the fees more accurately reflect and pay for our specialized services and performance."

At fiscal year end 2005, total assets under management  increased  approximately
56.3 percent year-over-year from $1.36 billion to $2.13 billion, primarily due to significant increases in the natural resource and foreign equity funds under management.

"During this secular bull market in commodities, investors have been attracted to our specialty funds due to their superior relative performance when compared to their peers," continues Holmes. "We believe Asia is the key driver behind the current commodity demand and that increased global environmental regulations are slowing the supply to meet this demand. This rising commodity demand and the performance of the natural resource funds has also been reflected in the price of GROW stock, which has outperformed the S&P 500 for the past 1-, 3- and 5-year periods as of June 30, 2005."

Earlier this year, three funds under management received awards at the annual Lipper Fund Awards program. According to Lipper, the Eastern European Fund (EUROX) was selected out of 152 emerging market funds as the winner for achieving a strong trend of consistent risk-adjusted performance, relative to its peers, for the three-year period ending December 31, 2004. In addition, two other funds were named Best Funds in their respective categories. The China Region Opportunity Fund (USCOX) received the Best China Region Fund award, selected out of 22 China region funds. The Global Resources Fund (PSPFX) received the Best Natural Resources Fund award, selected out of 72 funds.

Net income for the fiscal year ending June 30, 2005 decreased approximately 33.2 percent. The Company has experienced dramatic asset growth through third party platforms like Schwab, where it earns substantially less from fees. The Company also experienced a decline in investment income of approximately $1.4 million. Further, certain sub-advisory fees and performance-driven bonus costs contributed to the increases in expenses. Regulatory and compliance costs of approximately $554,000 have also added to the Company's expenses, but are necessary to comply with industry regulations.


                                           Financial Highlights
                                       U.S. Global Investors, Inc.


Selected                                            Year ended June 30,
Financial Data                               2005                        2004
--------------------------------------------------------------------------------

Total Revenues                            16,981,339                  12,983,500

Total Expenses                            14,744,897                  10,141,019

Tax Expense                                  789,971                     675,839

Net Income                                 1,446,471                   2,166,642

Basic and Diluted Net Income
Per Share                                       0.19                        0.29

Weighted Average Basic Shares
Outstanding                                7,479,998                   7,469,164

Weighted Average Diluted
Shares Outstanding                         7,564,269                   7,533,134


Average Assets Under
Management                                     1,773                       1,344
($ in millions)

About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. is a registered investment adviser with a focus on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With more than $2.7 billion under management, the groups consist of 13 no-load mutual funds that invest in a variety of investment options, from emerging markets to money markets. In general, trends in assets are the critical drivers of revenue and earnings trends.

Please consider carefully the fund's investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

Performance data quoted above is historical. Past performance is no guarantee of future results. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.
You may obtain performance data current to the most recent month end by visiting www.usfunds.com or by calling 1-800-US-FUNDS. Press option 5 to speak with an investor representative. This information will be available no later than seven business days following the most recent month end.

Although Lipper makes reasonable efforts to ensure the accuracy and reliability of the data contained herein, the accuracy is not guaranteed by Lipper. Users acknowledge that they have not relied upon any warranty, condition, guarantee, or representation made by Lipper. Any use of the data for analyzing, managing, or trading financial instruments is at the user's own risk. This is not an offer to buy or sell securities.

The award selection process began with Lipper calculating a Consistent Return score for each fund for the three-year time period as of December 31, 2004. Consistent Return is a quantitative metric that incorporates two characteristics: risk-adjusted return, and the strength of the fund's performance trend. The top-scoring Consistent Return fund within each classification received the awards. (Certificates are also awarded to the top funds over the 5-year and 10-year periods).

This news release may include certain "forward-looking statements" including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements.

Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk.

The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.